Exhibit n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and the use of our report dated May 29, 2013, in this Registration Statement on Form N-2 to be filed on or about September 16, 2013, of Capitala Finance Corp.

New York, New York

September 16, 2013

A member firm of Ernst & Young Global Limited